UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 17, 2007

ARCH CHEMICALS, INC.
(Exact name of registrant as specified in its charter)

Virginia	1-14601	06-1526315
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

501 Merritt 7, Norwalk, CT	06851
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (203) 229-2900

(N/A)
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) On August 17, 2007, the Compensation Committee (the “Committee”) of the Board of Directors of Arch Chemicals, Inc. (the “Company”) approved changes to the compensatory arrangements of Steven C. Giuliano, the Company’s Vice President and Chief Financial Officer. As previously announced, Mr. Giuliano was recently promoted to this position. These changes include base salary increase, additional pension arrangements and an Executive Agreement as outlined below.

Mr. Giuliano’s 2007 base salary was increased to $275,000 per year. This change has a retroactive effective date of June 1, 2007. In addition, Mr. Giuliano was elected to participate in the Company’s Senior Executive Pension Plan effective as of June 1, 2007. Furthermore, the Committee approved an Executive Agreement for Mr. Giuliano in the form previously approved by the Committee in 2004 and authorized the Chairman of the Board, President and Chief Executive Officer to execute and deliver such Executive Agreement to Mr. Giuliano in substantially such form. The Form of Executive Agreement is set forth in the Company’s Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 5, 2005 (SEC File No. 1-14601) which is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 23, 2007

ARCH CHEMICALS, INC.

By:	/s/ Sarah A. O’Connor
Name: Sarah A. O'Connor
Title: Vice President, General Counsel and Secretary